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EXHIBIT 3.8

THIRD AMENDMENT

TO THE

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

HUNTSMAN LLC

(Amendment of Compensation Committee)

        THIS THIRD AMENDMENT TO THE FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Amendment") of HUNTSMAN LLC, a Utah limited liability company (the "Company"), is made and entered into as of the    day of August, 2003, by HMP Equity Holdings Corporation, a Delaware corporation ("HMP").

        WHEREAS, pursuant to the provisions of Section 12.2 of the First Amended and Restated Operating Agreement (the "Operating Agreement"), HMP desires and intends to, and MatlinPatterson Global Opportunities Partners, L.P., a Delaware limited partnership ("MatlinPatterson") has consented in writing to, amend the Operating Agreement;

        NOW, THEREFORE for the foregoing purposes and intending to be legally bound, HMP, as of the date hereof, does hereby consent to and adopt this Amendment in accordance with the provisions of the Utah Revised Limited Liability Company Act, and any successor statute, as amended from time to time, and do hereby certify as follows:

          1.    Amendment.    Section 4.14(b) is hereby amended to read in its entirety as follows:

            (b)   The Board of Managers shall create a Compensation Committee. The Compensation Committee shall consist of not less than two (2) nor more than three (3) members of the Board of Managers, the exact number of which shall be fixed from time to time by the Stockholder Directors (as defined in the HCH Company Agreement), up to two (2) of which shall be Stockholder Directors and one (1) of which shall be an Adviser Director (as defined in the HCH Company Agreement); provided, however that from and after the occurrence of a Specified Foreclosure Event, the Compensation Committee shall consist of no more than three (3) members of the Board of Managers as determined by a majority of the members then serving on the Board of Managers.

          2.    Other Terms Unchanged.    The Operating Agreement, as amended by this Amendment, shall remain in full force and effect. Any reference to the Operating Agreement after the date hereof shall be deemed to be a reference to the Operating Agreement as amended by this Amendment.

          3.    Headings.    The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

          4.    Governing Law.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any of its conflicts of law rules or principles.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, HMP has executed and delivered this Third Amendment to the First Amended and Restated Operating Agreement as of the 26th day of August, 2003.

HMP EQUITY HOLDINGS CORPORATION
By:	/s/ SEAN DOUGLAS
Name: Sean Douglas Title: Vice President and Treasurer

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THIRD AMENDMENT TO THE FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF HUNTSMAN LLC (Amendment of Compensation Committee)